Exhibit 99.1

MFA
FINANCIAL, INC.

350 Park Avenue-
New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

May 8, 2018		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces First Quarter 2018 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the first quarter ended March 31, 2018.

First Quarter 2018 and other highlights:

•                  MFA generated first quarter net income available to common shareholders of $79.6 million, or $0.20 per common share (based on 398.3 million weighted average common shares outstanding).  As of March 31, 2018, book value per common share was $7.62.

•                  Net Income was lower than in the fourth quarter of 2017, which included mark to market gains on CRT securities that had recovered in value following declines due to hurricane-related concerns in the third quarter of 2017.

•                  Asset acquisitions exceeded run-off during the quarter.  MFA purchased in excess of $700 million of residential mortgage assets in the first quarter, including $522 million of residential whole loans.

•                  On April 30, 2018, MFA paid its first quarter 2018 dividend of $0.20 per share of common stock to shareholders of record as of March 29, 2018.

Craig Knutson, MFA’s CEO and President, said, “In the first quarter, we continued to execute our strategy of targeted investment within the residential mortgage universe with a focus on credit sensitive assets.  We again grew our portfolio this quarter, as acquisitions exceeded run-off, which included opportunistic sales of $19.4 million of Legacy Non-Agency MBS that generated realized gains of $8.8 million.  As we have done for over five years now, we continue to manage this Legacy Non-Agency MBS portfolio through selective and strategic sales of positions.

“MFA remains well-positioned to generate attractive returns despite the continuing low interest rate environment and elevated asset prices.  Through our asset selection and hedging strategy, the estimated net effective duration, a gauge of our portfolio’s sensitivity to interest rates, remains relatively low and measured 1.02 at quarter-end. MFA’s book value per common share decreased to $7.62 from $7.70 at the end of 2017 despite a substantial increase in interest rates, as our investment strategy continues to produce relatively stable book value. Leverage, which reflects the ratio of our financing obligations to equity, was 2.2:1 at quarter-end.”

Mr. Knutson added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  As housing prices maintain their upward trend and borrowers repair their credit and balance sheets, the performance of our credit sensitive residential whole loan portfolio benefits from this fundamental strength.  MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.  Additionally, MFA’s Legacy Non-Agency MBS portfolio continues to outperform our credit assumptions.  In the first quarter of 2018, we reduced our credit reserve on this portfolio by $7.1 million.”

During the first quarter MFA purchased more than $700 million of residential mortgage assets, including $522 million of residential whole loans.  Portfolio run-off in RPL/NPL MBS, which had been elevated during most of 2017, was relatively low during the first quarter.

At March 31, 2018, our investments in credit sensitive residential whole loans totaled $2.7 billion.  Of this amount, $1.1 billion is recorded at carrying value and generated a loss-adjusted yield of 5.81% (5.52% net of servicing costs) during the quarter, and $1.6 billion is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio, we recorded gains for the quarter of approximately $38.5 million, primarily reflecting coupon interest payments and other cash received during the quarter and changes in the fair value of the underlying loans.

MFA’s Legacy Non-Agency MBS had a face amount of $2.6 billion with an amortized cost of $1.9 billion and a net purchase discount of $770.3 million at March 31, 2018.  This discount consists of a $572.6 million credit reserve and other-than-temporary impairments and a $197.7 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS have underlying mortgage loans that are on average approximately twelve years seasoned and approximately 12.6% are currently 60 or more days delinquent.

As of March 31, 2018, the Agency MBS portfolio totaled $2.6 billion, had an amortized cost basis of 103.8% of par  and generated a 2.21% yield in the first quarter.  The Legacy Non-Agency MBS portfolio had an amortized cost of 70.9% of par as of March 31, 2018, and generated a loss-adjusted yield of 9.44%

in the first quarter.  At the end of the first quarter, MFA held approximately $935.2 million of RPL/NPL MBS.  These securities had an amortized cost of 99.80% of par and generated a 4.36% yield for the quarter.  Our investments in CRT securities totaled $679.5 million at March 31, 2018, and generated a yield of 6.12% in the first quarter.  Values of our CRT securities were largely unchanged during the quarter, in contrast to the higher price volatility experienced in the third and fourth quarters of 2017.

For the three months ended March 31, 2018, MFA’s costs for compensation and benefits and other general and administrative expenses were $10.6 million, or an annualized 1.31% of stockholders’ equity as of March 31, 2018.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	First Quarter 2018 Average CPR	Fourth Quarter 2017 Average CPR
Agency MBS	12.7%	14.1%
Legacy Non-Agency MBS	14.9%	16.3%
RPL/NPL MBS (1)	14.0%	20.1%

(1)   All principal payments are considered to be prepayments for conditional prepayment rate (“CPR”) purposes.  RPL/NPL MBS are securitized financial instruments that are primarily backed by securitized re-performing and non-performing loans.  The majority of these securities are structured such that the coupon increases up to 300 basis points at 36 months from issuance or sooner.

As of March 31, 2018, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 2.04% and a floating receive rate of 1.82% on notional balances totaling $2.6 billion, with an average maturity of 24 months.

The following table presents MFA’s asset allocation as of March 31, 2018, and the first quarter 2018 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At March 31, 2018	Agency MBS	Legacy Non-Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	MSR Related Assets	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$2,647	$2,463	$935	$679	$455	$1,100	$1,556	$421	$10,256
Less Payable for Unsettled Purchases	—	—	—	—	—	(14)	—	—	(14)
Less Repurchase Agreements	(2,339)	(1,662)	(569)	(467)	(293)	(353)	(876)	—	(6,559)
Less Securitized Debt	—	—	—	—	—	(152)	(199)	—	(351)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$308	$801	$366	$212	$162	$581	$481	$324	$3,235
Debt/Net Equity Ratio (3)	7.6x	2.1x	1.6x	2.2x	1.8x	0.9x	2.2x		2.2x

For the Quarter Ended March 31, 2018
Yield on Average Interest Earning Assets (4)	2.21%	9.44%	4.36%	6.12%	6.37%	5.81%	N/A	—%	5.15%
Less Average Cost of Funds (5)	(1.91)	(3.29)	(2.94)	(2.76)	(3.27)	(3.56)	(3.79)	—	(2.90)
Net Interest Rate Spread	0.30%	6.15%	1.42%	3.36%	3.10%	2.25%	N/A	—%	2.25%

(1)   The carrying value of such loans reflects the purchase price, accretion of income, cash received and provision for loan losses since acquisition.  At March 31, 2018, the fair value of such loans is estimated to be approximately $1.2 billion.

(2)   Includes cash and cash equivalents and restricted cash, securities obtained and pledged as collateral, other assets, obligation to return securities obtained as collateral and other liabilities.

(3)   Represents the sum of borrowings under repurchase agreements and securitized debt as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes the obligation to return securities obtained as collateral of $254.0 million and Senior Notes.

(4)   Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At March 31, 2018, the amortized cost of our interest earning assets were as follows: Agency MBS - $2.7 billion; Legacy Non-Agency MBS - $1.9 billion; RPL/NPL MBS - $933.2 million; Credit Risk Transfer securities - $624.3 million; and Residential Whole Loans at carrying value - $1.1 billion. In addition, the yield for residential whole loans at carrying value was 5.52% net of 29 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(5)   Average cost of funds includes interest on repurchase agreements, the cost of swaps, Senior Notes and securitized debt.  Agency cost of funds includes 26 basis points and Legacy Non-Agency cost of funds includes 30 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At March 31, 2018, MFA’s $5.1 billion of Agency and Legacy Non-Agency MBS were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$1,396	6	15.3%	$1,629	4	15.8%	$3,025	5	15.5%
2-5 years	161	45	13.8	—	—	—	161	45	13.8
> 5 years	22	73	15.0	—	—	—	22	73	15.0
ARM-MBS Total	$1,579	11	15.1%	$1,629	4	15.8%	$3,208	8	15.4%
15-year fixed (6)	$1,068		9.3%	$3		4.8%	$1,071		9.3%
30-year fixed (6)	—		—	793		13.5	793		13.5
40-year fixed (6)	—		—	38		9.3	38		9.3
Fixed-Rate Total	$1,068		9.3%	$834		13.2%	$1,902		11.1%
MBS Total	$2,647		12.7%	$2,463		14.9%	$5,110		13.8%

(1)   Excludes $935.2 million of RPL/NPL MBS.

(2)   Does not include principal payments receivable of $604,000.

(3)   Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4)   3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)   Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6)   Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Tuesday, May 8, 2018, at 10:00 a.m. (Eastern Time) to discuss its first quarter 2018 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on the mortgage loans securing MFA’s MBS, an increase of which could result in a reduction of the yield on MBS in our portfolio and an increase of which could require us to reinvest the proceeds received by us as a result of such prepayments in MBS with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modification, foreclosure and liquidation; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the Concept Release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in non-performing residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; risks associated with our investments in MSR related assets, including servicing, regulatory and economic risks, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	March 31, 2018	December 31, 2017
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($2,547,350 and $2,727,510 pledged as collateral, respectively)	$2,647,148	$2,824,681
Non-Agency MBS, at fair value ($2,630,425 and $2,379,523 pledged as collateral, respectively)	3,398,254	3,533,966
CRT securities, at fair value ($590,551 and $595,900 pledged as collateral, respectively)	679,491	664,403
Mortgage servicing rights (“MSR”) related assets ($432,468 and $482,158 pledged as collateral, respectively)	455,124	492,080
Residential whole loans, at carrying value ($438,202 and $448,689 pledged as collateral, respectively) (1)	1,099,876	908,516
Residential whole loans, at fair value ($1,238,016 and $996,226 pledged as collateral, respectively) (1)	1,555,620	1,325,115
Securities obtained and pledged as collateral, at fair value	253,993	504,062
Cash and cash equivalents	214,686	449,757
Restricted cash	7,100	13,307
Other assets	303,920	238,847
Total Assets	$10,615,212	$10,954,734

Liabilities:
Repurchase agreements and other advances	$6,558,860	$6,614,701
Obligation to return securities obtained as collateral, at fair value	253,993	504,062
Payable for unsettled residential whole loans purchases	13,525	—
Other liabilities	553,403	574,335
Total Liabilities	$7,379,781	$7,693,098

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 398,429 and 397,831 shares issued and outstanding, respectively	3,984	3,978
Additional paid-in capital, in excess of par	3,227,550	3,227,304
Accumulated deficit	(578,913)	(578,950)
Accumulated other comprehensive income	582,730	609,224
Total Stockholders’ Equity	$3,235,431	$3,261,636
Total Liabilities and Stockholders’ Equity	$10,615,212	$10,954,734

(1)   Includes approximately $180.0 million and $183.2 million of Residential whole loans, at carrying value and $275.6 million and $289.3 million of Residential whole loans, at fair value transferred to consolidated VIEs at March 31, 2018 and December 31, 2017, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(In Thousands, Except Per Share Amounts)	2018	2017
	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$15,293	$17,894
Non-Agency MBS	56,102	79,208
CRT securities	9,496	6,376
MSR related assets	7,623	4,734
Residential whole loans held at carrying value	14,329	8,690
Cash and cash equivalent investments	909	355
Interest Income	$103,752	$117,257

Interest Expense:
Repurchase agreements and other advances	$45,717	$48,339
Other interest expense	4,837	2,010
Interest Expense	$50,554	$50,349

Net Interest Income	$53,198	$66,908

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$(63)
Portion of loss reclassed from other comprehensive income	—	(351)
Net Impairment Losses Recognized in Earnings	$—	$(414)

Other Income, net:
Net gain on residential whole loans held at fair value	$38,498	$13,773
Net gain on sales of investment securities	8,817	9,708
Other, net	345	4,512
Other Income, net	$47,660	$27,993

Operating and Other Expense:
Compensation and benefits	$6,748	$7,793
Other general and administrative expense	3,832	4,225
Loan servicing and other related operating expenses	6,883	4,409
Operating and Other Expense	$17,463	$16,427

Net Income	$83,395	$78,060
Less Preferred Stock Dividends	3,750	3,750
Net Income Available to Common Stock and Participating Securities	$79,645	$74,310

Earnings per Common Share - Basic and Diluted	$0.20	$0.20

Dividends Declared per Share of Common Stock	$0.20	$0.20